Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference on this Form S-8 of Metalpha Technology Holding Limited (the “Company”), of our report dated February 12, 2024, which appears in the Annual Report on Form 20-F (File No. 001-38208) filed with the U.S. Securities Exchange Commission (“SEC”) on October 30, 2024, with respect to the consolidated balance sheets of the Company as of March 31, 2023 and 2022, and the related consolidated statements of profit or loss and comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2023, and the related notes included herein.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
November 19, 2024	Certified Public Accountants
PCAOB ID No. 1171